Exhibit 10.11
MD & Above Version

FORM OF PHANTOM STOCK UNIT AWARD AGREEMENT

THIS PHANTOM STOCK UNIT AWARD AGREEMENT (“Agreement”) is made as of the Grant Date, between DYNEGY INC., a Delaware corporation (“Dynegy”), and all of its Affiliates (collectively, the “Company”), and the named employee (the “Employee”). A copy of the Dynegy Inc. 2009 Phantom Stock Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part hereof as if fully set forth herein. Unless the context otherwise requires, all terms that are not defined in the Notice of Grant, MD & Above Version (the “Notice”) or this Agreement but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1.    The Grant.

(a)    The Compensation and Human Resources Committee of the Board of Directors (the “Committee”) granted to Employee on the Grant Date, as a matter of separate inducement and not in lieu of any salary or other compensation for Employee’s services, an award pursuant to the Notice equal to the Award Value.

(b)    The Award Value shall be converted to a fixed number of phantom stock units (the “Phantom Stock Units”) following the 20th trading day after the emergence of Dynegy Holdings LLC (“DH”) from bankruptcy. The number of Phantom Stock Units to be issued shall be calculated by dividing the Award Value by the average trading value of a share of Dynegy’s common stock during the first twenty (20) trading days after DH emerges from bankruptcy.

2.    Payment Terms. The Employee hereby accepts the Award, including the Phantom Stock Units when issued if the Award Value is converted pursuant to Section 1, and agrees with respect thereto as follows:

(a)    Payment and Determination of Value. Dynegy shall pay to the Employee the vested portion of the Award Value in cash not later than thirty (30) days immediately following the date such portion of the Award vests under Section 2(b) or 2(c) below, as applicable, and such portion of the Award shall thereafter be treated as redeemed for purposes of this Agreement. If the Award Value is converted in accordance with Section 1, each Phantom Stock Unit shall have a value equal to the value of a share of Dynegy’s common stock on its vesting date.

(b)    Standard Vesting. An Employee’s Award shall become vested in three cumulative equal annual installments as follows:

(i)    on April 2, 2013, one-third of the Award shall be vested without further action by the Committee;

(ii)    on April 2, 2014, an additional one-third of the Award shall be vested without further action by the Committee; and

Exhibit 10.11
MD & Above Version

(iii)    on April 2, 2015, an additional one-third of the Award shall be vested without further action by the Committee.

Except as otherwise provided in Section 2(c) below, the unvested portion of the Award shall be forfeited to the Company for no consideration as of the date of the termination of the Employee’s employment with the Company.

(c)    Accelerated Vesting. Notwithstanding the provisions of Section 2(b) above, the vesting for some or all of the Award shall be accelerated as follows:

(i)    if the Employee is determined to be disabled (as defined in the Company’s long term disability program or plan in which the Employee is a participant or, if the Employee does not participate in any such plan, as defined in the Dynegy Inc. Long Term Disability Plan, as amended, or the successor plan thereto) or in the event of the death of the Employee, the unvested portion of the Award shall become vested as of the date of such determination or death, as applicable;

(ii)    if the Employee’s employment with the Company terminates by reason of Involuntary Termination, the unvested portion of the Award shall become vested as of the date of such termination of employment; and

(iii)    if the Employee is employed by the Company (or a successor thereto) on the date of a Change in Control, the unvested portion of the Award shall become vested as of the date of such Change in Control.

(d)    Transfer Restrictions. The Award may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or otherwise disposed of by the Employee.

(e)    Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

(i)    “Cause” shall mean, and hence arise where, as determined by the Committee in its sole discretion, the Employee (A) has been convicted of a misdemeanor involving moral turpitude or a felony; (B) has failed to substantially perform the duties of such Employee to the Company (other than such failure resulting from the Employee’s incapacity due to physical or mental condition) which results in a materially adverse effect upon the Company, financial or otherwise; (C) has refused without proper legal reason to perform the Employee’s duties and responsibilities to the Company; or (D) has breached any material corporate policy maintained and established by the Company that is applicable to the Employee, provided such breach results in a materially adverse effect upon the Company, financial or otherwise.

Exhibit 10.11
MD & Above Version

(ii)    “Change in Control” shall mean the occurrence of any of the following events: (A) a merger of Dynegy with another entity, a consolidation involving Dynegy, or the sale of all or substantially all of the assets or equity interests of Dynegy to another entity if, in any such case, (I) the holders of equity securities of Dynegy immediately prior to such event do not beneficially own immediately after such event equity securities of the resulting entity entitled to fifty-one percent (51%) or more of the votes then eligible to be cast in the election of directors (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Dynegy immediately prior to such event or (II) the persons who were members of the Board immediately prior to such event do not constitute at least a majority of the board of directors of the resulting entity immediately after such event; (B) a circumstance where any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of fifty percent (50%) or more of the combined voting power of the outstanding securities of, (I) if Dynegy has not engaged in a merger or consolidation, Dynegy, or (II) if Dynegy has engaged in a merger or consolidation, the resulting entity; or (C) circumstances where, as a result of or in connection with, a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board. For purposes of the “Change in Control” definition, (1) “resulting entity” in the context of an event that is a merger, consolidation or sale of all or substantially all of the subject assets or equity interests shall mean the surviving entity (or acquiring entity in the case of an asset or equity interest sale), unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Dynegy receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change in Control, the term “Dynegy” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity. The term “Change in Control” shall not include: (1) any change in ownership of Dynegy which directly results from an issuance of equity in connection with the November 7, 2011 bankruptcy filing for DH, and any subsequent filings in 2012 that are associated with the DH bankruptcy filing, under chapter 11 of the U.S. Bankruptcy Code; or (2) any change in the membership of the Board which directly results from the election or appointment of new directors in connection with the DH bankruptcy filing under chapter 11 of the U.S. Bankruptcy Code, provided, however, that such election or appointment occurs within ninety (90) days of emergence from bankruptcy.

(iii)    “Involuntary Termination” shall have the same meaning as specified in the Dynegy Inc. Executive Severance Pay Plan (as amended and restated effective January 1, 2008).

(f)    Shareholder Rights. The Employee shall not have any of the rights of a shareholder of the Company with respect to the Phantom Stock Units.

(g)    Corporate Acts. The existence of the Phantom Stock Units shall not affect in any way the right or power of the Board of Directors of the Company or the

Exhibit 10.11
MD & Above Version

shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

3.    Withholding of Tax. The Company is authorized and directed to withhold from any cash payment made to the Employee under this Agreement any tax required to be withheld by reason of such resulting compensation income. To the extent that any portion of the Award Value is treated as includible in the Employee’s income prior to the date a cash payment is made to the Employee under this Agreement, the Company is hereby authorized and directed to either (i) require the Employee to make payment of such taxes to the Company through delivery of cash or a cashier’s check within five (5) calendar days after the Company is required to remit such taxes to the Internal Revenue Service, or (ii) withhold from the Employee’s regular wages or bonus payments the amount of any tax required to be withheld.

4.    Code Section 409A. This Agreement is not intended to constitute a “nonqualified deferred compensation plan” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Neither the Employee nor the Company shall have the right to accelerate or defer the vesting and/or payment of any amounts under this Agreement if such action would cause this Agreement to be subject to Code Section 409A. The Company makes no representations or warranty and shall have no liability to the Employee or any other person if any provisions of or payments under this Agreement are determined to constitute a nonqualified deferred compensation plan subject to Code Section 409A but not to satisfy the conditions of that section.

5.    Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of either the Company or an Affiliate (as such term is defined in the Plan). Nothing in the adoption of the Plan, this Agreement or the Notice of Grant shall confer upon the Employee the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company for any reason whatsoever, with or without cause. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final.

6.    Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Employee, such notices or communications shall be effectively delivered when hand delivered to the Employee at his or her principal place of employment or when sent by registered or certified mail to the Employee at the last address the Employee has filed with the Company. In the case of the

Exhibit 10.11
MD & Above Version

Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

7.    Entire Agreement; Amendment. The Notice and this Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Employee and the Company and constitutes the entire agreement between the Employee and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. In addition, if it is subsequently determined by the Committee, in its sole discretion, that the Award is subject to Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended by the Company to cause its terms to comply with the limitations of Code Section 409A.

8.    Binding Effect. If the Employee continues to provide services to the Company after the Grant Date, the Employee is deemed to have accepted the terms and conditions of this Agreement. This Award shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement and the Notice. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.

9.    Miscellaneous. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall be controlling. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Dynegy Inc. Executive Severance Pay Plan, including any amendments or supplements thereto, the terms of this Agreement shall be controlling.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized as of the date first above written.

DYNEGY INC.

By:

Name:

Title: